                                                                    Exhibit 99.2


CONTACT:
Robert Ippolito                                Joseph N. Jaffoni
Chief Financial Officer                        Jaffoni & Collins Incorporated
610/373-2400                                   212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE


                PENN NATIONAL GAMING, INC. TO PURSUE $200 MILLION
                 PRIVATE PLACEMENT OF SENIOR SUBORDINATED NOTES

Wyomissing, PA, February 13, 2001 - Penn National Gaming, Inc. (Nasdaq: PENN) announced today that it is pursuing through a private placement the issuance of $200 million of Senior Subordinated Notes.

The Senior Subordinated Notes will rank equally with all of the Company's other future senior subordinated indebtedness and will be junior to the Company's senior indebtedness, including debt under the Company's senior secured credit facility. The Senior Subordinated Notes will be guaranteed by all of the Company's current and future wholly-owned domestic subsidiaries.

The Senior Subordinated Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. It is anticipated that the Company subsequently will file a registration statement under the Securities Act of 1933 to effect an exchange offer of registered Senior Subordinated Notes.

Penn National owns and operates two Mississippi casinos, the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis, and the Boomtown Biloxi casino in Biloxi as well as three racetracks and eleven off-track wagering (OTW) facilities located in Pennsylvania (two tracks and eleven OTWs) and West Virginia (one track). The West Virginia track, Charles Town Races, presently features 1,974 gaming machines that will soon be increased to 2,000. Penn National intends (subject to certain conditions) to complete its previously announced acquisition of CRC Holdings, Inc. and the minority interest in Louisiana Casino Cruises, Inc. (LCCI) not owned by CRC. LCCI owns and operates the Casino Rouge, a riverboat gaming

                                     -more-

PENN NATIONAL GAMING, 2/13/01                                             page 2

facility in Baton Rouge, Louisiana and CRC has a management contract for Casino Rama located in Canada on the Chippewas of Mnjikaning First Nation land.

This announcement contains certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the expected impact and timing of our planned capital expansions, facility improvements and pending CRC acquisition, the pursuit and expected amount of the private placement and the subsequent registration of the notes. Actual results could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of factors, including, but not limited to, risks related to our operating and financial results and market conditions, and any other risks and uncertainties discussed in this announcement and in Penn National's filings with the Securities and Exchange Commission. Penn National disclaims any intent or obligation to update, revise or correct these forward-looking statements.

                                      # # #